Exhibit 10.8

FINANCIAL ADVISORY AGREEMENT

Addendum

This Agreement is entered into as of January 13, 2020 (the “Effective Date”) by and between VisionCare Inc., a Delaware company having an address at 14395 Saratoga Ave, Suite 150 Saratoga, California, U.S.A. (the “Company”) and Mr. Steve Cohen, an individual with U.S.A. passport and its partner, Gold Coast Advisory Ltd. having an address at Together as the “Banker”). The Banker and the Company each a “Party” and collectively the “Parties”.

WHEREAS, the Company is engaged in the research, development, manufacturing and commercialization of implantable ophthalmologic telescope for near-blind patients and is interested to consummate Qualified Transactions (as defined below) with the Company and/or its shareholders and/or any of the Company’s affiliates and subsidiaries; and

WHEREAS, the Banker has extensive experience in identifying strategically potential business partners (the “Prospects”) and support the Company leading to the signature of a Qualified Transaction; and

WHEREAS, the Parties desire to collaborate, under the terms and conditions set forth hereunder.

NOW THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, and in consideration of the representations, warranties and covenants contained herein, the Parties, intending to be legally bound hereby, agree as follows:

1.             The Services

1.1.          The Banker hereby agrees to provide the Company with the Services for the Term of this Agreement, as defined in Section 4.1 herein, and the Company hereby agrees to receive the Services from the Banker during the Term, all subject to the terms and conditions set forth herein.

1.2.          As part of the Servicer, the Banker will use commercially reasonable best efforts to identify and introduce Prospects to the Company that will be interested in entering a Qualified Transaction(s) (as defined herein) with the Company and/or any of its affiliates and subsidiaries. In connection with the provision of the Services, the Bank will also use commercially reasonable best efforts to:

(a)	To the extent appropriate and feasible, familiarize itself with the business, properties and operations of the Company;

(b)	Assist in the preparation of confidential marketing materials (including a customary confidential information memorandum) regarding the Company for presentation to Prospects, which shall be reviewed for accuracy and completeness, and approved, by the Company;

(c)	Assist the Company with coordinating the presentation of data room materials in connection with a Qualified Transaction for Prospects (it being understood that the costs and expenses of any such data room shall be borne entirely by the Company);

(e)	Assist in approaching, soliciting and evaluating proposals from Prospects, structuring a Qualified Transaction and negotiating a definitive agreement for the Transaction.

1.3.          Prospects which expressed interest in a Qualified Transaction and who are approved by the Company (each, an “Approved Prospect”) shall be listed in Exhibit “A”. Banker will update the list of Approved Prospects in Exhibit “A” as needed.

1.4.          Prospects originating from the network of the Company (each, an “Excluded Prospect”) are listed in Exhibit “C”. Those Prospects are excluded from this Agreement. The Company will promptly update the list of Excluded Prospects in Exhibit “C”.

1.5.          All new Prospects, including Prospects that directly approach the Company after the date hereof, but prior to termination, without the Banker’s intermediation, shall be deemed Excluded Prospects unless they are mentioned in or added to and approved by the Company in the list in Exhibit “A” of Approved Prospects.

1.6.          Any direct Affiliate of an Approved Prospect shall also be considered an Approved Prospect. The term “Affiliate” herein shall mean any entity, which, directly or indirectly, owns, is owned by or under common ownership with or controls, or is controlled by the applicable entity, whereby the terms “control” and “own” shall mean the power to direct the affairs of the relevant entity or the ownership of more than 50% of the voting securities of such entity through equity interest, contract or otherwise.

1.7.          Notwithstanding the Services provided by the Banker, the Company shall have the sole and complete discretion to enter into or refrain from entering into any agreement with any Approved Prospect and will retain complete and final control of all key decisions in connection with a Qualified Transaction, including, without limitation, those decisions concerning: (a) strategy and pricing; (b) the structure and form; (c) the descriptive memorandum and other information presented to Prospects; (d) Prospects permitted to receive the descriptive memorandum; (e) Prospects allowed to conduct due diligence and to be included in the final sales process; (f) the selection of the preferred Prospect; (g) the acceptance of a letter of intent or agreement in principle; and (h) the entry into a definitive agreement.

1.8.          The Company shall notify the Banker of any offers received for a Qualified Transaction with sufficient time for the Approved Prospects of the Banker to make a more attractive offer to the Company.

2.             Compensation

2.1.          The Company shall pay the Banker a fee in the amount and under the terms as set forth in Exhibit “B” attached hereto (“Banker Fee”).

2.2.          Following each payment made by the Company to the Banker, the Banker shall issue the Company an invoice. The Company will issue 1099 MISC statements corresponding to these invoices.

2.3.          The Banker Fee to be paid to the Banker pursuant to the terms and conditions of this Agreement constitute the full and complete consideration due to the Banker in respect to the fulfillment of his undertakings herein, unless otherwise agreed upon by the Parties.

3.             Information

3.1.          The Company recognizes and confirms that the Banker (i) will use and rely solely on the information supplied by the Company and its representatives and on information available from generally recognized public sources (collectively, the “Information”) in performing the Services contemplated by this Agreement without having assumed any obligation to verify or investigate independently the same; (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information; and (iii) has not been asked to and will not conduct a physical inspection of any properties or assets of the Company or any other party or make or obtain any independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of the Company or any other party.

3.2.          Absent gross negligence, willful misconduct or fraud, the Banker shall have no liability whatsoever in connection with any Prospect and the Company shall not make any claim or hold the Banker liable for any damages, expenses or liabilities, including without limitation, loss of profits, injury to business reputation or other damages of any kind resulting from the continuation or abandonment of any negotiations or transaction with any Prospect.

3.3.          The Company holds the Banker harmless from any claim made by Approved Prospects arising from Qualified Transactions.

4.             Term

4.1.          Except as provided for herein, the term of this Agreement shall be for a period of twelve (12) months commencing as of the Effective Date (the “Term”). The foregoing notwithstanding, either Party may terminate this engagement at any time, with or without cause, upon written notice to the other Party; provided that the Company shall not be under any obligation to reimburse the Banker for any fees or expenses incurred following the date of such notice of termination. In the event of any such termination by the Company, the Banker will use commercially reasonable efforts to cooperate with the Company to effect an orderly transition to another financial advisor (if applicable).

4.2.          In any case of expiration or termination of this Agreement, the Company may continue negotiations and/or any other activity with any Approved Prospect, subject to the Banker’s rights as provided herein, including his right to receive the Banker’s Fee.

4.3.          The Company shall update the Banker, notwithstanding the termination or expiration of this Agreement, on any progress made with Approved Prospects and deliver to it, upon Banker’s first request, a written report with respect thereto.

4.4.          In addition, except as provided herein, the Banker shall be entitled to the full amount of the Banker Fee in the event a Qualified Transaction (but excluding any letter of intent, term sheet or other similar preliminary document) is consummated with any Approved Prospect at any time within one (1) year from the date of termination.

4.5.          The foregoing notwithstanding, if (x) this Agreement is terminated by the Company due to the gross negligence, willful misconduct or bad faith of the Banker, or (y) during the 90 days period following the Effective Date, the Banker terminates this Agreement for any reason, other than as a result of a breach by the Company of which the Company received written notice and the Company failed to cure such breach within 30 days following such receipt, then the Banker shall not be entitled to receive a Banker Fee or any other compensation or remuneration pursuant to the terms of this Agreement

4.6.          Notwithstanding any such expiration or termination, the provisions in Section 5 of this letter agreement shall survive and remain in full force and effect and be binding on the parties and their respective successors and assigns.

5.             Miscellaneous

5.1.          Additional Fees. Without the prior approval of the Company the Banker shall not, directly or indirectly, receive any additional fees and/or other payments from the Prospects in connection with any Qualified Transaction contemplated under this Agreement.

5.2.          Entire Agreement. This Agreement together with the preamble and the Exhibits hereto contains the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, if any.

5.3.          Parties’ Relationship. It is expressly acknowledged and agreed that in rendering the Services hereunder, the Banker shall act solely as an independent contractor and neither this agreement nor the performance hereof shall be construed as creating between the Company and the Banker, any partnership, joint venture, employment relationship, franchise or agency or any other similar relationship.

5.4.          Governing Law; Jurisdiction. The validity, performance and construction of this Agreement shall be governed by and interpreted exclusively in accordance with the laws of the State of New York, without giving regard to the rules of conflict of law. The Company and the Banker hereby (a) irrevocably consent to personal jurisdiction in the Supreme Court of the State of New York in New York County, Commercial Part, or any Federal court sitting in the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this letter agreement or any of the agreements or transactions referred to herein or contemplated hereby, which is brought by or against the Company or the Banker, as applicable, (b) waive any objection to venue with respect thereto, and (c) agree that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court, and that such courts shall have jurisdiction over any claims arising out of or relating to the letter agreement or such agreements or transactions, and agree not to commence any suit, action or proceeding arising out of or relating to the Agreement except in such courts. The Company or the Banker, as applicable, hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company or the Banker, as applicable, such service to become effective ten (10) days after such mailing. Any right to trial by jury with respect to any claim or action arising out of this letter agreement or conduct in connection with this engagement is hereby waived.

5.5.          Amendments. Any alteration, amendment or modification of, addition to or deletion from this Agreement or any of its provisions shall have no effect unless made in writing and signed by the Parties to this Agreement.

5.6.          Failure. The failure of a Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same. No waiver by a Party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any breach, or waiver of the breach of any term or covenant contained herein.

5.7.          Notices. All notices given by one Party to the other hereunder shall be as per the addresses indicated in the preamble above, or such other address as a party may thereafter give notice in accordance herewith, and shall be in writing and will be deemed to have been delivered to the addressee: on the next business day following the day of delivery or transmission, or within three (3)days after being posted, if sent by registered mail, postage prepaid.

5.8.          Confidentiality. The Banker agrees that all nonpublic information furnished by or on behalf of the Company to the Banker in connection with this engagement, whether prior to or after the date hereof, as well as the nature and substance of any discussion between the Banker, the Company and any Prospects concerning a Qualified Transaction, shall be treated as confidential information and shall not be disclosed to any third party (except as required by law, rule or regulation, and then only on prior notice to the Company so that the Company may take such actions as a reasonable necessary, at its own cost and expense, to protect such disclosure).

5.9.          Counterparts. This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Transmission by telecopy, facsimile, email or other form of electronic transmission of an executed counterpart of this letter agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

5.10.        Addendum

The addendum dated January 13, 2020 extends the termination date to December 31, 2020 of the consultant agreement between VisionCare Inc. and Mr. Steve Cohen dated November 8, 2018.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed, in one or more counterparts, on the day and year first set out above:

VisionCare Inc.		Steve Cohen	Gold Coast Ltd.

By:	Richard Powers		By:
Title:	EVP & CFO,		Title:
VisionCare&Inc.

/s/ Richard Powers
1-13-20

Exhibit “B”

Compensation

The Banker will be entitled to the following fees:

1.             Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth opposite them:

“Consideration” shall mean the total valuation of the Qualified Transaction, which: (a) in the case of a sale, exchange or purchase of the Company’s equity securities, the total consideration paid for such securities or (b) in the case of a sale or disposition of the Company’s assets, the total consideration paid for such assets less all liabilities of the Company related to the assets sold or disposed of. Amounts paid into escrow and contingent payments in connection with any Qualified Transaction will be included as part of the Consideration. Amounts paid into escrow will be included as part of Consideration and payable upon the establishment of such escrow. If the Consideration in connection with any Qualified Transaction may be increased by payments related to future events, the portion of the Success Fee relating to such contingent payments will be calculated and paid if and when such contingent payments are actually made. If any portion of the aggregate consideration is paid in the form of securities, the value of such securities, for purposes of calculating the Success Fee, will be determined by the average of the last sales prices for such securities on the five trading days ending five trading days prior to the date of the consummation of the Qualified Transaction (as reported in the Wall Street Journal). Warrants and options shall be valued using the treasury stock method without giving effect to tax implications. If such securities do not have an existing public trading market, the value of the securities shall be the mutually agreed upon fair market value on the day prior to the consummation of the transaction.

“Qualifying Period” shall mean the Term and a period of ‘12’ months thereafter.

“Qualified Transaction” shall mean a transaction involving the sale of all of the Company’s outstanding equity securities or a sale of all or substantially all of the Company’s assets (taken as a whole). Distribution agreements involving the selling or transferring of certain rights for distribution of any of VisionCare’s product are not considered a qualified transaction and are not part of the Consideration. A different fee structure as per below applies.

“Term Sheet” shall mean the nonbinding agreement between the Company and one Approved Prospect setting forth the basic terms and conditions under which the Qualified Transaction will be made.

Success Fee.

a)             Success Fee for a sale of the company: Five percent (5%) of the Consideration.

The Success Fee shall be payable within one week of reception of the first tranche of funds received out of the Consideration (except as provided in the definition thereof).

Success fee for a successful distribution agreement: A success fee of $100,000 plus a royalty on any net payments to VisionCare from the distributor for goods sold to the distributor in the amount of 3% but with a maximum payout to Banker capped at $1 Million. Such royalty payments will be made to Banker after payments from distributor are received and on a quarterly basis.

(a)	Late Fee. Any amounts payable pursuant to this Agreement and not paid within 30 days of their due date will incur interest at the rate of 1.5% (one point five percent) per month. Notwithstanding the foregoing, this paragraph shall not be interpreted as granting a right to defer payment of any amounts due under this Agreement.

(b)	Expenses. Banker will be reimbursed by the Company for all reasonable and documented and approved out-of-pocket expenses plus Value Added Tax (VAT) (if any) directly related to the Services. Such expenses may include, but are not limited to, travel and accommodation expenses. Banker will seek in advance written approval (which may include via e-mail) from the Company for any expenses incurred.

(c)	Taxes. The Success Fee does not include Value Added Tax or Withholding Taxes which shall be added, if applicable, against issuance of tax invoice with respect to each payment.